Exhibit 99.3

THOR INDUSTRIES AND ERWIN HYMER GROUP (EHG)

Combining the Premier North American & European RV Companies and Creating a Premier Global RV Manufacturer:

•	Aligned with Thor’s strategic plan to enhance shareholder value – transaction to be accretive to earnings in first full year, excluding synergies, purchase accounting adjustments, transaction-related expenses and incremental interest expense.

•	Creates the #1 global RV manufacturer with a leading portfolio of brands, dealer network and global reach.

•	Establishes a leadership position in growing European RV market with a complementary and geographically diverse product portfolio.

•	Significant mutual benefits derived from sharing design, R&D, technology, engineering and manufacturing excellence.

•	Numerous areas of near-term and long-term synergies between the two companies.

•	Strong management team with proven ability to grow the business and deliver innovative products.

The following questions and answers are presented to enhance investors’ understanding of the acquisition and the exciting long-term growth opportunities presented by Thor and EHG.

1.	Why did Thor choose to execute on such a large M&A transaction instead of embarking on an equally large share buyback program based on current valuation levels? Our strategic plan focused on staying true to our core strength of RV manufacturing and sales with a new focus on establishing a more substantial global footprint. The unparalleled opportunity to acquire EHG, Europe’s largest RV manufacturer, allowed us to significantly advance our strategic plan in terms of both timing and substance. Thor’s new global presence will drive value to our shareholders for decades to come. While we agree that our stock value has been depressed during this year and that a buyback presented an opportunity, the long term value creation opportunity presented by this acquisition outweighed the value that could have been realized in a stock buyback. Further to the strategic positioning of this acquisition, we would add:

a.	Given the current market environment, we believe that providing our shareholders with access to the faster growth in the European market is an attractive strategy for deploying capital that will provide a long-term enhancement to shareholder value.

b.	Not only is EHG one of the largest OEMs in Europe, they also have a history, similar to ours, of successfully growing their business both organically and through acquisition.

c.	This acquisition provides Thor a unique opportunity to establish a leadership position in the attractive and growing €6 billion* European RV market (*market size estimate is 2017 data).

d.	The value creation that we anticipate from synergies is an additional opportunity that Thor uniquely enjoys and that will be beneficial to our shareholders.

e.	The addition of EHG is anticipated to enhance Thor’s historically strong cash flow profile and to provide further diversification of regional-economic and product mix, which we believe will serve shareholders well over the long term.

f.	This acquisition does not preclude share buybacks, and we remain committed to the payment of quarterly dividends. When timing and conditions are right, we still intend to repurchase shares both opportunistically and systematically in order to offset the issuance of shares to the Hymer Family.

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2.	With Thor operating in such a decentralized manner, how will the Company expect to achieve synergies? Can you quantify the level of synergies you expect to achieve?

a.	EHG has recently embarked on a cost savings plan based on their own centralization of key purchasing and production activities that is currently underway but at an early stage. In addition to their own identified cost synergies, we believe we can assist EHG in its efforts as they centralize their formerly decentralized model into a more cohesive structure and provide insight into areas of additional cost savings.

b.	As we embark on our integration efforts, we will provide additional details regarding the quantification of the numerous synergy opportunities presented by this acquisition. We anticipate having various team members on site in Germany immediately and will begin working with the entire EHG management team across disciplines starting this week. Among the areas with the greatest opportunities are:

•	Engineering and product design
•	Technology and R&D
•	Dealer development and distribution
•	Supply chain strategies
•	Implementation of targeted assembly automation on a broader scale
•	Working capital management
•	Sharing of best practices – EHG can provide great insights into technology, product development and operational efficiency, while Thor can provide insights on greater product speed to market and responsive product development

c.	We believe there will be additional upside from expanding the distribution of EHG products into North America as well.

d.	We have a proven track record of generating cost savings and operational improvements from acquisitions, including our most recent, Jayco. We believe the opportunities presented by EHG are even greater given the ability to combine the best practices of two geographically diverse markets.

3.	What is your estimate for additional transaction-related expenses for the remainder of fiscal 2019?

a.	Costs relating to the acquisition will be included in Thor’s 2019 quarterly financial results. Specific estimates of the dollar values of these costs are not yet available for the second quarter, however the costs will be comprised of the following categories, among others:

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•	Mark-to-market loss on the foreign currency forward contract. The foreign currency forward contract was used to lock in an exchange rate at the September 2018 announcement date, will be adjusted to market value at the end of the second quarter and will be closed out with any remaining gain or loss recognized in Thor’s third-quarter results.
•	Transaction-related costs for legal, professional and advisory fees related to financial due diligence, preliminary implementation costs and regulatory review costs.
•	Interest expense (including ticking fee) charges

b.	Transaction-related costs, including professional, legal and advisory fees related to closing of the transaction as well as the integration and implementation of enhanced controls consistent with SOX requirements plus the expensing of capitalized fees related to the prior Thor debt facility, are expected to be in the range of $40 million to $55 million for the 9-month period subsequent to our first quarter which ended on October 31, 2018. This estimate excludes any loss on the foreign currency forward contract, purchase accounting adjustments and future interest charges.

4.	Are current warranties on Erwin Hymer Group North America products an obligation of EHG? Are warranties of units sold after acquisition a liability of EHG?

a.	No, and no. EHG will not assume any operating liabilities, general creditor obligations or any other type of liability, including warranty, related to the North American businesses. Existing contractual obligations of EHG consist of a handful of items that had been specifically guaranteed by EHG to third parties.

5.	Is the European market a growth market similar to the U.S.? Are the same demographic trends driving growth? Are new buyers entering the market at the lower price points?

a.	Industry research suggests that the European RV market is expected to grow at a 5.5% CAGR (in unit volume) from 2017-2022 assuming comparable macroeconomic conditions as exists today compared to flat to slightly downward growth in the U.S.

b.	In general, Europeans have more holiday time off than do Americans. A study by Llewellyn Consulting and Glassdoor cites paid leave in the EU to be set at a minimum of four weeks per year, exclusive of bank holidays, but also indicates that Sweden, France, and Denmark average the equivalent of 5 weeks.

c.	Demographically, the number of Europeans over the age of 55 is expected to grow 30% by the year 2040, outpacing the 3% growth in overall population predicted over the same time frame.

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d.	As in the U.S., younger buyers ranging from 30 to 50 years old are entering the European market and are also the largest new demographic group purchasing campervans.

e.	Historically low southern European country registrations provide significant opportunity for sales growth across the continent. This is another attractive near-term tailwind for the European RV market.

6.	How have the economic cycles in Europe impacted RV customers? Is the trend line similar to the U.S.? How different are the two markets?

a.	Similar to the U.S., the European RV industry was affected by the economic cycle where registrations declined during the 2007 downturn, but then have experienced robust growth since the resolution of the European debt crisis in 2014. Despite these years of growth, full-year 2017 levels are still below their historical peak (2006).

b.	The European RV market is characterized by the long-term evolution from caravans to motorhomes (both motorcaravans and campervans), which generally have a higher price point. The share of motorhomes in new vehicle registrations has grown from 20% in 1989 to 60% in 2017.

c.	Key drivers of European market growth include an expected moderate growth in consumer spend, an overall healthy economic outlook, growth in the target population of over 45 years old and favorable shifts in holiday activities towards the RV lifestyle.

d.	The trend is expected to remain positive, fueled by an overall healthy economic outlook and a continued growing interest in the RV lifestyle. Leisure activities are the single largest discretionary spending item by European consumers, and RV purchases are directly correlated to changes in consumer spending.

7.	How do the works councils compare to labor unions in the U.S.?

a.	While works councils and labor unions are similar in that they represent a group of employees, the key difference is the main purpose of works councils is to create a clear line of communication between management and employees. Works councils have information, consultation and co-decision rights in the area of hiring, positioning and dismissals, internal organization of the business, restructuring and personal planning, among others. However, unlike US labor unions, works councils do not have the authority to call for any industrial action (i.e. strike). There is a legal principle of trustful cooperation between works councils and management.

b.	Works councils form shop agreements, which regulate the affairs of the business. Trade unions use collective bargaining agreements to regulate working time and wage implications. While shop agreements may have cost implications, the main focus of these agreements is to improve an understanding between employees and management on the rules and policies necessary to run the business; again, the key focus is communication, while benefits and wages, which have cost implications, are more the focus for labor unions.

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8.	Which markets do you consider to be the biggest growth opportunities over the next few years for EHG?

a.	In terms of economic development, it is expected that central European countries will show the highest growth rate. Beside these countries, EHG also has market share opportunities in a growing German market, the U.K., southern Europe and in Scandinavia.

b.	Outside Europe, EHG has market potential in North America and China.

9.	What is EHG’s presence in China? What was the rationale for their joint venture?

a.	EHG currently sells locally produced towables in China through its joint venture Luoyang Erwin Hymer Loncen Caravan Co. LTD. Currently, EHG does not export European products into the Chinese market due to homologation issues.

b.	We see China as the market with the most potential in the long term as it has a significant population with a growing number of people becoming interested in recreation and RVs.

c.	The government is focusing on the leisure industry and currently is subsidizing the development of campsites (for the second time in the official 5-year plan). In the meantime, fairs and exhibitions are being organized (2 major events include the China Beijing International and All-In Caravanning) and the first local RV manufacturer has recently started production.

d.	In China, RVing is a new phenomenon, and is seen as a way to vacation out of the cities. Within China, RVing is already competing with other holiday and travel opportunities (flying, cruise ships, etc.).

10.	How did EHG perform financially during the financial crisis and during the European debt crisis?

a.	During the financial crisis of 2008-09, EHG revenues fell from €1.3 billion in FY07 to €925 million in FY09. Since the financial crisis, EHG has remained profitable every year, including the period of the European debt crisis in 2012-14.

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11.	How do your product lines differ? How are they similar? Are there opportunities to bring product innovations between the two companies immediately?

a.	Both companies offer a broad product portfolio through a number of complimentary brands and models across product types and price points. The product portfolios are also geographically diverse.

b.	The comprehensive variety of brands and pricing points is a key success factor to addressing the large number of customer segments, different regional preferences and the ability to serve a broad dealer network.

c.	EHG has a greater portion of its product mix in the motorized segment with approximately 85% motorized and 15% towable, whereas Thor legacy product mix is 74% towable and 26% motorized.

d.	We believe there are both near-term and long-term opportunities to capitalize upon the product offerings, designs and features of EHG and the legacy Thor brands that will benefit the consumers of each geographic area.

12.	What differentiates EHG from its European competitors?

a.	EHG is a market leader in terms of revenues generated in the European market.

b.	EHG sells a significantly higher share of vehicles in the premium price segment than its competitors and has the largest dealer network in key European markets.

c.	EHG enjoys a reputation for superior quality and innovation capabilities compared to its main competitors in its key markets.

d.	EHG has a very strong dealer network, especially in Germany which is the largest European market.

13.	How quickly does management plan to pay down the debt associated with the transaction? What is Thor’s capital allocation plan?

a.	The combined company is expected to generate significant cash flow that will facilitate rapid debt and leverage reduction.

b.	This expectation is well aligned with our balanced approach to capital allocation. We intend to make the paydown of the debt a top priority, similar to the debt incurred in connection with the Jayco acquisition. At the same time, we will continue to balance investments in organic growth opportunities, the return of capital to shareholders through dividend growth and opportunistic repurchases of shares of our stock. When the time is right, we will also pursue investments in other growth opportunities.

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14.	In case of economic slowdown, will you have the appropriate liquidity or source of incremental funding?

a.	We have put in place a $750 million asset-based revolving credit facility and have a sizeable amount of cash on our balance sheet that will provide us the liquidity and flexibility we need to manage through cycles.

15.	Are you concerned you may be making a significant investment (and incurring sizable debt) at the potential end of the economic/RV cycle?

a.	We do not believe we are at the end of an economic cycle. Looking ahead, exposure across geographic markets will diversify macroeconomic cyclicality and give Thor access to the underpenetrated European market, which is still below the pre-crisis market size and has therefore potential for further growth. In addition, both businesses have a flexible cost structure that will allow the combined entity to react quickly, if needed, during changing economic conditions.

16.	Are you currently staffed to operate as an international organization?

a.	Thor intends to leverage the skills and positions of key existing EHG management in order to ensure that there is no operational disruption in the business.

b.	From a corporate perspective, Thor has added a number of targeted personnel, and has also redeployed team members to new responsibilities over the past year, many of whom have extensive international or other directly relevant experience, in order to enhance synergy results.

c.	Thor has a significant internal compliance function and has engaged the appropriate external advisers to ensure that the integration process proceeds smoothly. By taking a proactive stance on this front, we have developed an effective integration plan which is already underway.

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